UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 11, 2019

Ferro Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard Suite 250, Mayfield Heights, Ohio		44124
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ( §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ]     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.02 Results of Operations and Financial Condition.

On January 17, 2019, Ferro Corporation (the “Company") issued a press release that updated earnings guidance for the year ended December 31, 2018.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed, the Company has a broad range of global optimization initiatives underway.  The Company expects to continue to execute the dynamic innovation and optimization phase of its value creation strategy and remains focused on driving toward its Vision 2020 goals.  Initiatives of the Company’s dynamic innovation and optimization strategy include investment in new equipment and technologies, creation of technical and manufacturing Centers of Excellence, lean manufacturing initiatives, integration of recent acquisitions and sourcing and supply chain enhancements.  As part of these initiatives, the Company continually assesses its facilities and capabilities to increase productivity and efficiency, including seeking out additional opportunities for optimization that involve site consolidation or other actions to drive value.

The Company is in the process of expanding its production facility in Villagran, Mexico, which will become the Company’s Manufacturing Center of Excellence for the Americas. The expansion of the Villagran facility is expected to significantly increase the revenue generated from products manufactured at that facility. With the expanded capacity in Villagran, the Company (i) will discontinue the production of glass enamels, other industrial specialty products, such as architectural glass coatings, and pigments at its Washington, Pennsylvania facility over the course of 2019 and into 2020, (ii) plans to discontinue production of porcelain enamel products at its Cleveland, Ohio facility and (iii) will close additional facilities in Latin America.  As part of this optimization initiative, the Company is expanding its King of Prussia, Pennsylvania facility.  Conductive glass coatings production will be discontinued at the Washington, Pennsylvania facility and will be produced at the King of Prussia, Pennsylvania facility, and the Company’s operations at its Vista, California facility will be transferred to the King of Prussia, Pennsylvania facility.  In addition, the Company will be moving its Americas research and development center for glass products to its technology center in Independence, Ohio, where the Company is investing in expanded laboratory facilities.  The Washington, Pennsylvania facility is expected to remain in operation until sometime in 2020.  Production of specialty glasses for electronics applications will continue at the Cleveland, Ohio facility, and the Company will invest in the facility to equip it to serve as a logistics center.  The Cleveland, Ohio facility also will serve as the Americas research and development center for the porcelain enamel business.

By January 11, 2019, the Company notified its affected U.S. employees of the consolidation actions discussed above.  In the aggregate, these U.S. and non-U.S. consolidation actions will result in a staffing reduction of approximately 230 positions in manufacturing and supporting functions, and the Company currently estimates that it will record total pre-tax charges of approximately $15 million related to the costs of consolidation, all of which are expected to be cash charges.  The charges are primarily composed of severance costs, with additional costs relating to site clean-up and shutdown.

Certain statements in this Current Report on Form 8-K (including statements regarding the Company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the federal securities laws. In particular, the statements regarding the Company’s expectations for its global optimization initiatives, including the amount and timing of cash and non-cash charges related to the consolidation actions are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the Company’s ability to successfully implement its global optimization initiatives, including the impact on revenue at its Villagran facility; the impact of any union negotiations on the consolidation actions; and  the severance and other costs that differ from original estimates due to, among other things, the nature and timing of employee terminations. Additional factors are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  Except as required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated January 17, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

Date: January 17, 2019	By:	/s/ Benjamin J. Schlater

Name: Benjamin J. Schlater
Title: Vice President and Chief Financial Officer